Exhibit 10.29

KARYOPHARM THERAPEUTICS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective May 21, 2021

(as amended June 30, 2022 and February 10, 2023)

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Karyopharm Therapeutics Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors and reflect the substantial time commitment necessary to oversee the Company’s affairs. In furtherance of this purpose, non-employee members of the board of directors (the “Board”) of the Company shall be eligible to receive cash and equity compensation as set forth in this Policy. The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Policy shall be reviewed by the Compensation Committee periodically and may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation program with respect to service as a member of the Board. This Policy shall become effective on the date set forth above, with any amendments to the Policy becoming effective on the date set forth above (such date, the “Effective Date”).

1.
Cash Compensation

The following annual cash retainer fees shall be paid to the Non-Employee Directors serving on the Board of Directors and the Audit Committee, Compensation Committee, Nominating, Corporate Governance & Compliance Committee, and Portfolio and Commercialization Committee, as applicable.

	Annual Retainer Fee (Member)	Annual Retainer Fee (Lead Independent Director/ Chair)
Board of Directors	$50,000	$85,000
Audit Committee	$10,000	$20,000
Compensation Committee	$10,000	$20,000
Nominating, Corporate Governance & Compliance Committee	$10,000	$20,000
Commercialization and Portfolio Committee	$10,000	$20,000

The annual cash compensation amount set forth above shall be earned on a quarterly basis and shall be paid in four equal quarterly installments, in arrears. If a Non-Employee Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each applicable annual retainer fee set forth above will be pro-rated based on the number of days of service in the applicable quarter.

2.
Equity Compensation

Non-Employee Directors shall be automatically granted the equity awards described below. Each award shall be granted under and shall be subject to the terms and provisions of the Company’s 2022 Equity Incentive Plan (as may be amended from time to time, the “Plan”), or any other successor Company equity incentive plan under which awards are permitted to be made to Non-Employee Directors. Capitalized terms used in this Section 2, but not otherwise defined, shall have the meaning ascribed to such terms in the Plan. All stock options granted to Non-Employee Directors will be non-qualified stock options, with an exercise price per share equal to 100% of the Grant Date Fair Market Value of the Common Stock on the date the option is granted, subject to such additional terms and conditions as set forth in Section 5(c) of the Plan, and have a term of ten (10) years from the date of grant (subject to earlier termination as provided in the Plan and the applicable option agreement). Each such stock option grant shall be evidenced by the Company’s form of non-qualified stock option agreement used for non-employee director grants as approved by the Board.

(a)
Initial Grants

Each new Non-Employee Director who is initially elected or appointed to the Board after the Effective Date of this Policy, shall automatically receive, on the date of such initial appointment or election to the Board (or if such date is not a market trading day, the first market trading day thereafter), a stock option to purchase a number of shares of Common Stock equal to two times the number of shares of Common Stock underlying the most recent annual stock option grant to Non-Employee Directors, as described below. Such stock option shall vest with respect to one-third of the shares on the first anniversary of the grant date and with respect to an additional 1/36th of the total number of shares underlying the grant at the end of each successive month following the first anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service to the Company (as defined in the respective stock option agreement) on the applicable vesting dates.

(b)
Annual Grants

At the first meeting of the Board following each annual meeting of stockholders, each Non-Employee Director (whether such person is an incumbent Non-Employee Director or a newly appointed or elected Non-Employee Director) will automatically receive a stock option to purchase 34,000 shares of Common Stock (each, an “Annual Option Grant”); provided, however, that if a Non-Employee Director is elected or appointed to the Board at a time other than at the annual meeting of stockholders, the number of shares of Common Stock underlying the first Annual Option Grant to be received by such Non-Employee Director will be pro-rated based on the number of days served by such director on the Board from his/her start date through the date immediately preceding the next annual meeting of stockholders divided by the number of days from the last annual meeting of stockholders prior to the start date to such next annual meeting of stockholders. For example, if a new Non-Employee Director began his/her service on December 15, 2023, the preceding annual meeting of stockholders was May 21, 2023, and the next annual meeting of stockholders is May 21, 2024, the first Annual Option Grant for such Non-Employee Director would be pro-rated to 14,625 shares (calculated as 157/365 x 34,000). Each Annual Option Grant shall vest in full on the first anniversary of the grant date, subject to the director’s continued service to the Company (as defined in the respective stock option agreement) on the applicable vesting date.

(c)
Accelerated Vesting on Change in Control

In the event that a Change in Control Event (as defined in the Plan) occurs, each stock option award that is outstanding and held by the Non-Employee Director as of the closing of such Change in Control Event shall be immediately exercisable in full.

3. Director Compensation Limits

The aggregate amount of compensation, including both equity compensation (based on the value of such awards as calculated based on grant date fair value for financial reporting purposes) and cash compensation, granted to any Non-Employee Director in a calendar year period shall not exceed $1,000,000 for the first year of service and $750,000 for each year of Board service thereafter (or such other limit as may be set forth in the Plan, as may be amended from time to time, or any similar provision of a successor plan).. Notwithstanding the foregoing, fees paid by the Company on behalf of any Non-Employee Director in connection with regulatory compliance and any amounts paid to a Non-Employee Director as reimbursement of an expense shall not count against the foregoing limit. The Board (as such term is defined in the Plan) may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Board (as such term is defined in the Plan) may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, this limitation shall not apply to cash or awards granted under the Plan to a Non-Employee Director in his or her capacity as an advisor or consultant to the Company.

4.
Expenses

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in connection with attending meetings of the Board, committees thereof or in connection with other Board related business.

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